EXHIBIT 16.1


                                LARRY LEGEL, CPA
                            800 W. Cypress Creek Road
                            Ft. Lauderdale, FL 33309
                            (954) 493-8900 Telephone
                               (954) 493-8300 Fax



December 17, 2004


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

RE:  BW Acquisition, Inc.
     File No. 000-32563

We have read the statements that BW ACQUISITION, INC. included under Item 4 of the Form 8-K report expected to be filed on December 31 2004 regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under
Item 4.



Very truly yours,

      /s/ Larry Legel
          Larry Legel
          Certified Public Accountant
          Ft Lauderdale, FL